Change in Control Severance Agreement
This Change in Control Severance Agreement (the “Agreement”) is entered into by and between ________________ (the “Executive”) and Redfin Corporation, a Delaware corporation (“Redfin”), and subject to approval by the Board or the compensation committee of the Board, as applicable, is effective as of the earlier of July 28, 2020 and the date that this Agreement is signed (in either case, the “Effective Date”). [This Agreement supersedes and replaces in its entirety any currently effective Change in Control Severance Agreement between Executive and the Company (the “Prior Agreement”).]1
1.Term of Agreement.
This Agreement shall terminate on the earlier of (i) July 28, 2023, (ii) the date Executive’s employment with Redfin terminates for a reason other than a CIC Qualifying Termination or (iii) the date Redfin has met all of its obligations under this Agreement following a CIC Qualifying Termination (the “Expiration Date”). This Agreement shall expire on the Expiration Date unless renewed by the Board or extended pursuant to the immediately following sentence. Notwithstanding the foregoing, if a definitive agreement relating to a Change in Control has been signed by Redfin on or before the Expiration Date, then this Agreement shall remain in effect through the earlier of (a) 12 (twelve) months following such Change in Control; (b) the date Executive’s employment with Redfin terminates for a reason other than a CIC Qualifying Termination or (c) the date Redfin has met all of its obligations under this Agreement following a CIC Qualifying Termination.
For the avoidance of doubt, and notwithstanding anything to the contrary in Section 2 below, Redfin’s non-renewal of this Agreement shall not constitute a CIC Qualifying Termination.
2.Severance Benefit.
Any other provision of this Agreement notwithstanding, Executive’s receipt of any payments or benefits under Section 2(a) is subject to Executive’s delivery to Redfin of a general release (in a form prescribed by Redfin) of all known and unknown claims that he or she may then have against Redfin or persons affiliated with Redfin (the “Release”), and satisfaction of all conditions to make the Release effective, within thirty (30) days (the “Release Period”) following Executive’s CIC Qualifying Termination. In no event will any payment or benefits under Section 2(a) be paid or provided until the Release becomes effective and irrevocable.
(a)Qualifying Termination During a Change in Control Period. If Executive is subject to a CIC Qualifying Termination, Executive shall be entitled to the following:
(i) Severance Payments.     Redfin shall pay Executive six (6) months of Executive’s base salary at the rate in effect immediately prior to the actions that resulted in the CIC Qualifying Termination or when the Change in Control occurred, whichever is greater, in a cash lump-sum on the later of (x) the fifth (5th) business day following expiration of the Release Period and (y) the closing of the Change in Control.
(ii) Health Care Benefit.    Redfin shall pay Executive a taxable cash lump-sum payment in an amount equal to six (6) months of Executive’s COBRA payments for Executive and his or her eligible
1 NTD: To be included for Executives with currently effective Change in Control Severance Agreements.

dependents for continued health benefits, on the later of (x) the fifth (5th) business day following expiration of the Release Period and (y) the closing of the Change in Control.
(iii) Equity.
Each of Executive’s then-outstanding unvested Equity Awards, other than Performance Awards (defined below), shall accelerate and become vested and exercisable or settleable as if Executive had continued in service for an additional twenty-four (24) months. With respect to awards that would otherwise vest only upon satisfaction of performance criteria (“Performance Awards”), then the vesting will accelerate as set forth in the terms of the applicable performance-based Equity Award agreement. The accelerated vesting described above shall be effective as of the later of (x) the fifth (5th) business day following expiration of the Release Period and (y) the closing of the Change in Control; provided, that if (1) Redfin terminates Executive’s employment for any reason other than Cause before a Change in Control or (2) Executive voluntarily resigns his or her employment for Good Reason before a Change in Control, then any unvested Equity Awards that would otherwise forfeit upon such termination shall remain outstanding and eligible to vest for three (3) months following such termination (provided that in no event will the Equity Awards remain outstanding beyond the expiration of the Equity Award’s maximum term) to permit the acceleration described above. In the event that a Change in Control is not completed during such three (3) month period, any unvested portion of the Equity Awards will be automatically and permanently forfeited without having vested effective three (3) months following such termination.
(b)Non-Assumption of Equity Awards granted under the 2004 Plan & 2017 Plan. Notwithstanding anything to the contrary, if the successor or acquiring corporation (if any) of Redfin refuses to assume, convert, replace or substitute Executive’s unvested Equity Awards (x) as provided in Section 21.1 of Redfin’s 2017 Equity Incentive Plan (the “2017 Plan”) in connection with a Corporate Transaction (as defined in the 2017 Plan), or (y) as provided in Section 12(c) of Redfin’s 2004 Stock Plan, as amended and restated (the “2004 Plan” and together with the 2017 Plan, the “Plans”) in connection with a Change in Control (as defined in the 2004 Plan), then notwithstanding any other provision in this Agreement, the Plans or any Equity Award Agreement to the contrary, each of Executive’s then-outstanding and unvested Equity Awards, other than Performance Awards, that are not assumed, converted, replaced or substituted, shall accelerate and become vested and exercisable as to 100% of the then-unvested shares subject to the Equity Awards effective immediately prior to the Corporate Transaction or Change in Control, as applicable and terminate to the extent not exercised (as applicable) upon the Corporate Transaction or Change in Control, as applicable. With respect to Performance Awards, the vesting for such Performance Awards will accelerate as set forth in the terms of the applicable performance-based Equity Award agreement.
(c)2004 Plan Section 12(c)(ii). Notwithstanding anything to the contrary herein, this Agreement does not supersede, modify or impose additional requirements or restrictions on Section 12(c)(ii) of the 2004 Plan.
(d)Accrued Compensation and Benefits. Notwithstanding anything to the contrary in Section 2(a) above, in connection with any termination of employment, Redfin shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements, including unused earned vacation pay and unreimbursed documented business expenses incurred by Executive through and including the date of termination (collectively “Accrued Compensation and Expenses”). In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by Redfin, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which Executive is entitled shall be paid to Executive in cash as soon as administratively practicable after the termination, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of Executive in which the termination occurs or at such earlier time as may be required by applicable law. Any Accrued Benefits to which Executive is entitled shall be paid to Executive as provided in the relevant plans and arrangements.
3.Redfin Policies. Executive will be bound by and comply fully with Redfin’s standard confidentiality agreement (a form of which was been provided to Executive), insider trading policy, code of conduct, and any other policies and programs adopted by Redfin regulating the behavior of its employees, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Agreement.
4.Definitions.
(a)“Board” means Redfin’s Board of Directors.
(b)“Cause” means the occurrence of any of the following events, as determined by Redfin and/or the Board in its and/or their sole and absolute discretion:
(i)Executive has been convicted of, or has pleaded guilty or nolo contendere to, any felony or any crime involving moral turpitude;
(ii)Executive has engaged in willful act of gross misconduct that results in (or would reasonably be expected to result in) harm to Redfin;
(iii)Executive has made any unauthorized disclosure or use of Redfin’s confidential or proprietary information;
(iv)Executive has breached any material term or condition of Executive’s Confidential Information and Invention Assignment Agreement with Redfin;
(v)Executive has committed any act of fraud, theft, embezzlement, misappropriation of funds, breach of fiduciary duty or other willful act of material dishonesty against Redfin that results in (or would reasonably be expected to result in) harm to Redfin; or
(vi)Executive has breached any material term or condition of this Agreement or any other material agreement with Redfin;
provided; however that the action or conduct described in clause (vi) above will constitute “Cause” only if such action or conduct continues after Redfin has provided Executive with written notice thereof and ten (10) business days to cure the same if such action or conduct is curable. The determination as to the existence of grounds for Executive’s termination for Cause shall be made in good faith by Redfin or the Board and shall be final and binding on Executive.

(c)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(d)“Code” means the Internal Revenue Code of 1986, as amended.
(e)“Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Redfin representing more than fifty percent (50%)  of the total voting power represented by Redfin’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by Redfin of all or substantially all of Redfin’s assets; or (iii) the consummation of a merger or consolidation of Redfin with any other corporation, other than a merger or consolidation which would result in the voting securities of Redfin outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of Redfin or such surviving entity or its parent outstanding immediately after such merger or consolidation.
(f)“CIC Qualifying Termination” means a Separation (i) within twelve (12) months following a Change in Control or (ii) within three (3) months preceding a Change in Control, but as to part (ii) only if the Separation occurs following a Potential Change in Control, in each case, resulting from (X) Redfin terminating Executive’s employment for any reason other than Cause or (Y) Executive voluntarily resigning his or her employment for Good Reason. “Potential Change in Control” means the date of execution of a definitive agreement for a corporate transaction which, if consummated, would constitute the applicable Change in Control. A termination or resignation due to Executive’s death or disability shall not constitute a CIC Qualifying Termination.
(g)“Equity Awards” means all awards for Redfin common stock granted to Executive, including but not limited to options, stock bonus awards, restricted stock, restricted stock units and stock appreciation rights.
(h)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(i)“Good Reason” means the occurrence of any of the following events or conditions, without Executive’s express written consent:
(i)a material reduction in Executive’s base salary (other than a reduction generally applicable to executive officers of Redfin and in generally the same proportion as for Executive);
(ii)a material reduction in Executive’s authority, duties or responsibilities at Redfin;
(iii)a change in the geographic location at which Executive must perform services which results in an increase in the one-way commute of Executive by more than 50 miles; or
(iv)Redfin’s material breach of this Agreement comprised of its failure to ensure assumption of this Agreement by its successor, as set forth in Section 5(a) hereof.
With respect to each of subsection (i), (ii), (iii) and (iv) above, Executive must provide notice to Redfin of the condition giving rise to “Good Reason” within ninety (90) days of the initial existence of such condition, and Redfin will have thirty (30) days following such notice to remedy such condition.

Executive must resign Executive’s employment and effect a Separation no later than thirty (30) days following expiration of Redfin’s thirty (30) day cure period.
(j)“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.
5.Successors.
(a)Redfin’s Successors. Redfin shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of Redfin’s business and/or assets, by an agreement in substance and form satisfactory to Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as Redfin would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Redfin” shall include any successor to Redfin’s business and/or assets or which becomes bound by this Agreement by operation of law.
(b)Executive’s Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
6.Golden Parachute Taxes.
(a)Best After-Tax Result. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 6(b) hereof, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless Redfin and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by Redfin and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Executive and Redfin for all purposes. For purposes of making the calculations required under this Section 6(a), Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. Redfin and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. Redfin shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 6(a)(ii)(B) above applies, then based on the information provided to Executive and Redfin by Independent Tax Counsel, Executive may, in Executive’s sole discretion and within 30 days of the date on which Executive is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments

(including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 6(b) hereof shall apply, and the enforcement of Section 6(b) shall be the exclusive remedy to Redfin.
(b)Adjustments. If, notwithstanding any reduction described in Section 6(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to Redfin, within 120 days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to Redfin so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 6(b), Executive shall pay the Excise Tax.
7.Miscellaneous Provisions.
(a)Section 409A. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with Redfin constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with Redfin; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest).
Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A 2(b)(2) of the regulations under Section 409A.
(b)Other Severance and Acceleration Arrangements. Except as otherwise specified herein, this Agreement represents the entire agreement between Executive and Redfin with respect to any and all severance arrangements, vesting acceleration arrangements and post-termination stock option exercise period arrangements, and supersedes and replaces any and all prior verbal or written discussions, negotiations and/or agreements between Executive and Redfin relating to the subject matter hereof as may be set forth under, but not limited to, any and all prior agreements governing any Equity Award, any change in control and severance agreements [(including the Prior Agreement)]2, employment agreement, offer letter or programs and plans which were previously offered by Redfin to Executive, and Executive hereby waives Executive’s rights to any and all such other severance arrangements, vesting acceleration arrangements and post-termination stock option exercise period arrangements, as applicable.
(c)Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Executive and Redfin agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in King County, WA, and conducted by the American Arbitration Association under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.
(d)Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation (or a comparable delivery Redfin), with shipping charges prepaid. In the case of Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to Redfin in writing. In the case of Redfin, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(e)Amendment; Waiver. This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of Redfin other than Executive. No provision of this Agreement shall be modified, waived, superseded or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of Redfin (other than Executive) and, to the extent it supersedes this Agreement, that this Agreement is referred to by date. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(f)Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
2 NTD: To be included for Executives with currently effective Change in Control Severance Agreements.

(g)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(h)No Retention Rights. Nothing in this Agreement shall confer upon Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of Redfin or any subsidiary of Redfin or of Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.
(i)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington (other than their choice-of-law provisions).
[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Change in Control Severance Agreement, as of the day and year first above written.

REDFIN CORPORATION

[Name]	By:
Title:
[Signature Page to the Change in Control Severance Agreement]